Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 11, 2018 (except for the last paragraph of Note 12, as to which the date is January 23, 2019) in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-228984) and related Prospectus of Gossamer Bio, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

San Diego, California

January 30, 2019